Exhibit 10.7

EXECUTION VERSION

Barclays Bank PLC
5 The North Colonnade
Canary Wharf, London E14 4BB
Facsimile: +44 (20) 77736461
Telephone: +44 (20) 777 36810

c/o Barclays Capital Inc.
as Agent for Barclays Bank PLC
745 Seventh Ave
New York, NY 10019
Telephone:	+1 212 412 4000

DATE:	March 2, 2012

TO:	Stone Energy Corporation 625 East Kaliste Saloom Road Lafayette, LA 70508

ATTENTION:	Kenneth H. Beer
TELEPHONE:	337-237-0410
FACSIMILE:	337-521-2072; beerkh@stoneenergy.com

FROM:	Barclays Capital Inc., acting as Agent for Barclays Bank PLC
TELEPHONE:	+1 212 526 0111
FACSIMILE:	+1 917 522 0458

SUBJECT:	Additional Warrant Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Barclays Bank PLC (“Dealer”), through its agent Barclays Capital Inc. (the “Agent”), and Stone Energy Corporation (“Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below. Dealer is regulated by the Financial Services Authority. Dealer is not a member of the Securities Investor Protection Corporation (“SIPC”).

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. For purposes of the Equity Definitions, this Transaction shall be deemed to be a Share Option Transaction, and each reference herein to a Warrant shall be deemed to be a reference to a Call or an Option, as context requires.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to, an agreement in the form of the ISDA 2002 Master Agreement as if Dealer and Counterparty had executed an agreement (the “Agreement”) in such form (without any Schedule but with the elections and modifications set forth in this Confirmation) on the Trade Date. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	March 2, 2012.

Effective Date:	March 6, 2012, or such other date as agreed between the parties, subject to paragraph 5(s) below.

Components:	The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Warrants and Expiration Date set forth in this Confirmation. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Warrant Style:	European.

Warrant Type:	Call.

Seller:	Counterparty.

Buyer:	Dealer.

Shares:	The common stock, par value USD 0.01 per share, of Counterparty (Ticker symbol “SGY”).

Number of Warrants:	For each Component of the Transaction, as provided in Schedule B to this Confirmation.

Warrant Entitlement:	One Share per Warrant.

Strike Price:	As provided in Schedule A to this Confirmation.

Premium:	As provided in Schedule A to this Confirmation.

Premium Payment Date:	The Effective Date.

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges.

Calculation Agent:	Dealer. Following any calculation by the Calculation Agent hereunder, upon a prior written request by Counterparty the Calculation Agent will provide Counterparty with reasonable detail the basis for such calculation (including any assumption used in making such calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models used by it for such calculation.

Procedures for Exercise: In respect of any Component

Expiration Time:	The Valuation Time.

Expiration Date(s):	As provided in Schedule B to this Confirmation (or, if such

date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder; and provided further that if the Expiration Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, the Calculation Agent shall have the right to elect, in its sole discretion, that the Final Disruption Date shall be the Expiration Date (irrespective of whether such date is a Disrupted Day or an Expiration Date in respect of any other Component for the Transaction) and the Settlement Price for the Final Disruption Date shall be determined by the Calculation Agent in a commercially reasonable manner. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, (i) the Calculation Agent may determine that such Expiration Date is a Disrupted Day only in part, in which case the Calculation Agent shall make adjustments to the Number of Warrants for the relevant Component for which such day shall be the Expiration Date and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Warrants for such Component and (ii) the Settlement Price for such Disrupted Day may be adjusted by the Calculation Agent as appropriate on the basis of the nature and duration of the relevant Market Disruption Event. Any day on which the Exchange is scheduled as of the Trade Date to close prior to its normal closing time shall be considered a Disrupted Day in whole. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date.

Final Disruption Date:	As provided in Schedule A to this Confirmation.

Automatic Exercise:	Applicable for each Component and its related Expiration Date; provided that Section 3.4(a) of the Equity Definitions shall apply as if Cash Settlement applied.

Market Disruption Event:

Section 6.3(a) of the Equity Definitions shall be amended (i) by deleting the words “at any time during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and replacing them with the words “at any time during the regular trading session on the Exchange, without regard to after hours or any other trading outside of the regular trading session hours”; (ii) by amending and restating clause (a)(iii) thereof in its entirety to read as follows: “(iii) an Early Closure that the Calculation Agent determines is material”; and (iii) by adding the words “or (iv) a Regulatory Disruption” after clause (a)(iii) as restated above.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	A “Regulatory Disruption” shall occur if Dealer determines in its reasonable discretion that it is appropriate in light of legal, regulatory or self-regulatory requirements for Dealer to refrain from all or any part of the market activity in which it would otherwise engage in connection with this Transaction.

Disrupted Day:	The definition of “Disrupted Day” in Section 6.4 of the Equity Definitions shall be amended by adding the following sentence after the first sentence: “A Scheduled Trading Day on which a Related Exchange fails to open during its regular trading session will not be a Disrupted Day if the Calculation Agent determines that such failure will not have a material impact on Dealer’s ability to unwind any hedging transactions related to the Transaction.”.

Valuation: In respect of any Component

Valuation Time:	Scheduled Closing Time; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Valuation Date:	The Expiration Date.

Settlement Terms: In respect of any Component

Settlement Method:	Net Share Settlement.

Net Share Settlement:	On each Settlement Date, Counterparty shall deliver to Dealer a number of Shares equal to the Net Share Amount for such Settlement Date to the account specified by Dealer, and cash in lieu of any fractional Shares valued at the Settlement Price for the Valuation Date corresponding to such Settlement Date. If, in the good faith reasonable judgment of Dealer, the Shares deliverable hereunder for any reason would not be immediately freely transferable by Dealer under Rule 144 (or any successor provision, collectively, “Rule 144”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), then Dealer may elect to either (x) accept delivery of such Shares notwithstanding the fact that such Shares are not freely transferable by Dealer under Rule 144 or (y) require that such delivery take place pursuant to paragraph 5(j) below.

Net Share Amount:	The Option Cash Settlement Amount divided by the Settlement Price, each determined as if Cash Settlement applied.

Settlement Price:	On any Valuation Date, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “SGY <equity> AQR” (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time on such Valuation Date (or if such volume-weighted average price is unavailable or is manifestly incorrect, the market value of one Share on such Valuation Date, as determined by the Calculation Agent using a volume-weighted method).

Settlement Date(s):	As determined in reference to Section 9.4 of the Equity Definitions, subject to paragraph 5(j)(i) hereof.

Other Provisions Applicable to Net Share Settlement:	The provisions of Sections 9.1(c), 9.4 (except that “Settlement Date” shall be as defined above, unless a Settlement Disruption Event prevents delivery of such Shares on that date), 9.8, 9.9, 9.10, 9.11 (as modified herein), 9.12 and 10.5 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Representation and Agreement:	Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that any Shares delivered to Dealer may be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws as a result of the fact that Counterparty is the issuer of the Shares.

Dividends:

Dividend Adjustments:	If at any time during the period from but excluding the Trade Date, to and including the final Expiration Date an ex-dividend date for a cash dividend occurs with respect to the Shares, then the Calculation Agent will adjust the Strike Price, the Number of Warrants, the Warrant Entitlement and other variables as it deems appropriate to account for the economic effect on the Transaction for Dealer of such dividend.

Regular Dividend:	USD 0.00 per Share per regular quarterly dividend period of the Issuer.

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided that the Equity Definitions shall be amended by replacing the words “diluting or concentrative” in Sections 11.2(a), 11.2(c) (in two instances) and 11.2(e)(vii) with the word “material” and by adding the words “or the Transaction” after the words “theoretical value of the relevant Shares” in Section 11.2(a), 11.2(c) and 11.2(e)(vii); provided further that adjustments may be made to account for changes in volatility, expected dividends, stock loan rate and liquidity relative to the relevant Shares.

Extraordinary Events:

New Shares:	Section 12.1(i) of the Equity Definitions is hereby amended by deleting the text in clause (i) in its entirety and replacing it with the phrase “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

Share-for-Share:	The definition of “Share-for-Share” set forth in Section 12.1(f) of the Equity Definitions is hereby amended by the deletion of the parenthetical in clause (i) thereof.

Consequence of Merger Events:

Merger Event:	Applicable.

Share-for-Share:	Modified Calculation Agent Adjustment.

Share-for-Other:	Cancellation and Payment (Calculation Agent Determination).

Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination); provided that Dealer may elect Component Adjustment.

Consequence of Tender Offers:

Tender Offer:	Applicable.

Share-for-Share:	Modified Calculation Agent Adjustment.

Share-for-Other:	Modified Calculation Agent Adjustment.

Share-for-Combined:	Modified Calculation Agent Adjustment.

Modified Calculation Agent Adjustment:.

For greater certainty, the definition of “Modified Calculation Agent Adjustment” in Sections 12.2 and 12.3 of the Equity Definitions shall be amended by adding the following italicized language after the stipulated parenthetical provision: “(including adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to this Transaction) from the Exchange Business Day immediately preceding the Announcement Date or the Determination Date, as applicable, to the first Exchange Business Day immediately following the Merger Date (Section 12.2) or Tender Offer Date (Section 12.3).”.

If, in respect of any Merger Event to which Modified Calculation Agent Adjustment applies, the adjustments to be made in accordance with Section 12.2(e)(i) of the Equity Definitions would result in Counterparty being different from the issuer of the Shares, then with respect to such Merger Event, as a condition precedent to the adjustments contemplated in Section 12.2(e)(i) of the Equity Definitions, Dealer, the issuer of the Affected Shares and the entity that will be the issuer of the New Shares shall, prior to the Merger Date, have entered into such documentation containing representations, warranties and agreements relating to securities law and other issues as requested by Dealer that Dealer has determined, in its reasonable discretion, to be reasonably necessary or appropriate to allow Dealer to continue as a party to the Transaction, as adjusted under Section 12.2(e)(i) of the Equity Definitions, and to preserve its hedging or hedge unwind activities in connection with the Transaction in a manner compliant with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer, and if such conditions are not met or if the Calculation Agent determines that no adjustment that it could make under Section 12.2(e)(i) of the Equity Definitions will produce a commercially reasonable result, then the consequences set forth in Section 12.2(e)(ii) of the Equity Definitions shall apply.

Announcement Date:	The definition of “Announcement Date” in Section 12.1 of the Equity Definitions shall be amended by (i) replacing the word “leads to the” in the third and the fifth lines thereof with the words “, if completed, would lead to a”; (ii) replacing the words “voting shares” in the fifth line thereof with the word “Shares”; (iii) inserting the words “by any entity” after the word “announcement” in the second and the fourth lines thereof; (iv) replacing the words “a firm” with the word “any” in the second and fourth lines thereof; (v) inserting the words “or to explore the possibility of engaging in” after the words “engage in” in the second line thereto; and (vi) inserting the words “or to explore the possibility of purchasing or otherwise obtaining” after the word “obtain” in the fourth line thereto.

Announcement Event:	If an Announcement Event has occurred, the Calculation Agent shall have the right to determine the economic effect of the Announcement Event on the theoretical value of this Transaction (including without limitation any change in volatility, stock loan rate or liquidity relevant to the Shares or to this Transaction) (i) at a time that it deems appropriate, for the period from the Announcement Date to the date of such determination (the “Determination Date”), and (ii) on the Valuation Date or on a date on which a payment amount is determined pursuant to Sections 12.7 or 12.8 of the Equity Definitions, for the period from the Exchange Business Day immediately preceding the Announcement Date or the Determination Date, as applicable, to the Valuation Date or the date on which a payment amount is determined pursuant to Sections 12.7 or 12.8 of the Equity Definitions. If any such economic effect is material, the Calculation Agent will either (i) adjust the terms of this Transaction to reflect such economic effect or (ii) terminate the Transaction, in which case the Determining Party will determine the Cancellation Amount payable by one party to the other; provided that the reference in Section 12.8(a) of the Equity Definitions to “Extraordinary Event” shall be replaced for this purpose with a reference to “Announcement Event”; and provided further that, for the avoidance of doubt, if as a result of any public withdrawal, abandonment, discontinuation or termination, the event that has given or would give rise to any adjustment pursuant to the provisions of this paragraph is no longer continuing, any adjustment to reflect the economic effect of such event shall be determined by the Calculation Agent by taking into account the actual duration of such event. “Announcement Event” shall mean the occurrence of the Announcement Date of a Merger Event or Tender Offer or of a potential Merger Event or potential Tender Offer.

Composition of Combined Consideration:	Not Applicable.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global

Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Reference Markets:	For the avoidance of doubt, and without limiting the generality of the foregoing provisions or the Equity Definitions, any adjustment effected by the Calculation Agent pursuant to Section 12.2(e) and/or Section 12.3(d) of the Equity Definitions may be determined by reference to the adjustment(s) made in respect of Merger Events or Tender Offers, as the case may be, in the convertible or exchangeable bond market.

Additional Disruption Events:

Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”; and (ii) by replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position”.

The parties agree that, for the avoidance of doubt, for purposes of Section 12.9(a)(ii) of the Equity Definitions, “any applicable law or regulation”, and for purposes of Section 5(b)(i) of the Agreement, “any applicable law”, shall include the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any rules and regulations promulgated thereunder and any similar law or regulation (collectively, the “Wall Street Act”), and the consequences specified in Section 12.9(b)(i) of the Equity Definitions and Section 6 of the Agreement shall apply to any Change in Law or Illegality, as the case may be, arising from any such act, rule or regulation. The parties hereby agree that any additional capital charges or other regulatory capital requirements imposed with respect to this Transaction in connection with the Wall Street Act, if material, shall constitute “a materially increased cost in performing its obligations under such Transaction” for purposes of Section 12.9(a)(ii)(Y) of the Equity Definitions, if applicable. The foregoing constitutes a specific reservation for purposes of the Wall Street Act.

Failure to Deliver:	Not Applicable.

Insolvency Filing:	Applicable.

Hedging Disruption:

Applicable; provided that Section 12.9(a)(v) of the Equity Definitions is hereby modified by inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”.

Increased Cost of Hedging:	Not Applicable.

Loss of Stock Borrow:	Applicable.

Maximum Stock Loan Rate:	200 basis points

Increased Cost of Stock Borrow:	Applicable.

Initial Stock Loan Rate:	25 basis points, as adjusted by the Calculation Agent to reflect any subsequent Price Adjustment due to an Increased Cost of Stock Borrow.

Hedging Party:	Dealer or an affiliate of Dealer that is involved in the hedging of this Transaction for all applicable Additional Disruption Events.

Determining Party:	Dealer for all applicable Extraordinary Events.

Acknowledgments:

Non-Reliance:	Applicable.

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable.

Additional Acknowledgments:	Applicable.

3. Mutual Representations, Warranties and Agreements.

In addition to the representations, warranties and agreements in the Agreement and those contained elsewhere herein, each of Dealer and Counterparty represents and warrants to, and agrees with, the other party that:

(a)	Commodity Exchange Act. It is an “eligible contract participant” within the meaning of Section 1a(12) of the U.S. Commodity Exchange Act, as amended (the “CEA”). The Transaction has been subject to individual negotiation by the parties. The Transaction has not been executed or traded on a “trading facility” as defined in the CEA.

(b)	Securities Act. It is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, or an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act.

(c)	ERISA. The assets used in the Transaction (1) are not assets of any “plan” (as such term is defined in Section 4975 of the U.S. Internal Revenue Code (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, and (2) do not constitute “plan assets” within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Section 2510-3-101.

4. Representations, Warranties and Agreements of Counterparty.

In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty further represents, warrants and agrees that:

(a)	the representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 2 of the Purchase Agreement dated as of the Trade Date between Counterparty, Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the initial purchasers party thereto (the “Purchase Agreement”), relating to the issuance of USD 275,000,000 principal amount of 1.75% senior convertible notes due 2017 and the additional USD 25,000,000 principal amount of 1.75% senior convertible notes due 2017 issued pursuant to the option to purchase additional convertible notes exercised on March 1, 2012 (the “Convertible Notes”), are true and correct and are hereby deemed to be made directly to Dealer as if set forth herein;

(b)	the Shares of Counterparty initially issuable upon exercise of the Warrant (the “Warrant Shares”) have been reserved for issuance by all required corporate action of Counterparty. The Warrant Shares have been duly authorized and, when delivered as contemplated by the terms of the Warrant following its exercise in accordance with the terms and conditions thereof, will be validly issued, fully-paid and non-assessable, and the issuance of the Warrant Shares will not be subject to any pre-emptive or similar rights;

(c)	Counterparty shall promptly provide written notice to Dealer upon the occurrence and continuation of an Event of Default, a Potential Adjustment Event, a Merger Event or any other Extraordinary Event; provided, however, that should Counterparty be in possession of material non-public information regarding Counterparty, Counterparty shall not communicate such information to Dealer;

(d)	(A) Counterparty is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (B) Counterparty is not relying on any communication (written or oral) of Dealer or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction) and (C) no communication (written or oral) received from Dealer or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction;

(e)	Counterparty is entering into the Transaction, solely for the purposes stated in the board resolution authorizing the Transaction and in its public disclosure, and there is no internal policy, whether written or oral, of Counterparty that would prohibit Counterparty from entering into any aspect of the Transaction, including, but not limited to, the issuance of Shares to be made pursuant hereto;

(f)	Counterparty has not and will not directly or indirectly violate any applicable law (including, without limitation, the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the regulations promulgated thereunder) in connection with the Transaction;

(g)	Counterparty is not as of the Trade Date and as of the date on which Counterparty delivers any Share Termination Delivery Units, and shall not be after giving effect to the transactions contemplated hereby, “insolvent” (as such term is defined in Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”));

(h)	Counterparty understands, agrees and acknowledges that Dealer has no obligation or intention to register the Transaction under the Securities Act, any state securities law or other applicable federal securities law;

(i)	each of Counterparty’s filings under the Securities Act, the Exchange Act, or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof and as of the date of this representation, such filings when considered as a whole (with the more recent such filings deemed to amend inconsistent statements contained in any earlier such filings) do not contain any misstatement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

(j)	On the Trade Date and as of the date of on which Counterparty delivers any Share Termination Delivery Units, none of Counterparty and its officers and directors is aware or in possession of any “material non-public information” (within the meaning of Section 10(b) of the Exchange Act and the rules promulgated thereunder) regarding Counterparty or the Shares;

(k)	Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(l)	Counterparty understands, agrees and acknowledges that no obligations of Dealer to it hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Dealer or any governmental agency;

(m)	without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under any accounting standards, including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project;

(n)	Counterparty is not entering into the Transaction for the purpose of (i) creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or (ii) raising or depressing or otherwise manipulating the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act;

(o)	Counterparty has no knowledge, and is otherwise not aware, of any federal, state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to Counterparty or the Shares that would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares, except as required (i) pursuant to the Exchange Act and (ii) by the Securities Act in connection with any registration rights held by Dealer pursuant to this Confirmation;

(p)	Counterparty has not entered into any obligation or undertaking that would contractually limit it from effecting Net Share Settlement under this Transaction and it agrees not to enter into any such obligation or undertaking during the term of this Transaction;

(q)	Counterparty shall not take any action to decrease the number of Available Shares below the Maximum Amount (each as defined below);

(r)	(x)(A) On the Trade Date, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) other than the distribution of the convertible notes subject to the Purchase Agreement and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M until the second Exchange Business Day immediately following the Trade Date, and (y)(A) during the period starting on the first Expiration Date and ending on the last Expiration Date (the “Settlement Period”), the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as defined in Regulation M and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Settlement Period;

(s)	During the Settlement Period and on any other Exercise Date, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Dealer; and

(t)	Counterparty agrees that it (A) will not during the Settlement Period make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares; (B) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such announcement that such announcement has been made; and (C) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Dealer or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date. Such written notice shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

5. Other Provisions:

(a)	Method of Delivery; Designation by Dealer. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through Agent. In addition, all notices, demands and communications of any kind relating to the Transaction between Dealer and Counterparty shall be transmitted exclusively through Agent.

Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(b)

Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the Warrant Equity Percentage as determined on such day is (i) equal to or greater than 9.0% or (ii) greater by 0.5% than the Warrant Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Warrant Equity Percentage as of the Trade Date). The “Warrant Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the product of the Number of Warrants in aggregate and the Warrant Entitlement and (B) the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in such manner specified in this paragraph 5(b), Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person in respect of the foregoing, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)	Transfer or Assignment. Counterparty may not transfer or assign any of its rights or obligations under the Transaction or the Agreement without the prior written consent of Dealer. Notwithstanding any provision of the Agreement to the contrary, Dealer may, subject to applicable law, freely transfer and assign all of its rights and obligations under the Transaction and the Agreement without the consent of Counterparty to (x) any affiliate of Dealer whose obligations are guaranteed by Dealer or an affiliate of Dealer of credit quality equivalent to that of Dealer or (y) any third party with a rating (or whose guarantor has a rating) for its long term, unsecured and unsubordinated indebtedness equal to the Required Rating. “Required Rating” means a rating of A- or better by Standard & Poor’s Ratings Services or its successor (“S&P”), or A3 or better by Moody’s Investors Service, Inc. or its successor (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer.

If at any time at which (1) the Equity Percentage exceeds 9.0% or (2) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any relevant state corporate law or any state or federal bank holding company or banking laws, or other federal, state or local laws, regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that, in the good faith determination of the relevant Dealer Person, would give rise to materially burdensome reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Laws (including, without limitation, “interested stockholder” or

“acquiring person” status under Section 203 of the Delaware General Corporation Law, but excluding any report or filing required pursuant to Section 13 of the Exchange Act and the rules promulgated thereunder) and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1.0% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”) and Dealer is unable, after commercially reasonable efforts, to eliminate such Excess Ownership Position or effect a transfer or assignment on pricing terms and within a time period reasonably acceptable to it of all or a portion of the Transaction such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that an Excess Ownership Position no longer exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (x) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Shares equal to the Terminated Portion, (y) Counterparty shall be the sole Affected Party with respect to such partial termination and (z) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions of paragraph 5(i) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence). The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates subject to aggregation with Dealer, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer (“Dealer Group”), beneficially own (within the meaning of Section 13 of the Exchange Act) on such day and (B) the denominator of which is the number of Shares outstanding on such day.

(d)	Role of Agent. Each of Dealer and Counterparty acknowledges to and agrees with the other party hereto and to and with the Agent that (i) the Agent is acting as agent for Dealer under the Transaction pursuant to instructions from such party, (ii) the Agent is not a principal or party to the Transaction, and may transfer its rights and obligations with respect to the Transaction, (iii) the Agent shall have no responsibility, obligation or liability, by way of issuance, guaranty, endorsement or otherwise in any manner with respect to the performance of either party under the Transaction, (iv) Dealer and the Agent have not given, and Counterparty is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of Dealer or the Agent, other than the representations expressly set forth in this Confirmation or the Agreement, and (v) each party agrees to proceed solely against the other party, and not the Agent, to collect or recover any money or securities owed to it in connection with the Transaction. Each party hereto acknowledges and agrees that the Agent is an intended third party beneficiary hereunder. Counterparty acknowledges that the Agent is an affiliate of Dealer. Dealer will be acting for its own account in respect of this Confirmation and the Transaction contemplated hereunder.

(e)	Regulatory Provisions. The time of dealing for the Transaction will be confirmed by Dealer upon written request by Counterparty. The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction.

(f)	Additional Termination Events. The occurrence of any of the following shall constitute an Additional Termination Event with respect to which (1) Counterparty shall be the sole Affected Party and (2) the Transaction shall be the sole Affected Transaction; provided that with respect to any of the following Additional Termination Events, Dealer may choose to treat part of the Transaction as the sole Affected Transaction, and, upon termination of the Affected Transaction, a Transaction with a Number of Warrants equal to the unaffected number of Warrants shall be treated for all purposes as the Transaction, which shall remain in full force and effect and, for the avoidance of doubt, shall be subject to all relevant provisions and adjustments as if an Additional Termination Event had not occurred:

(i)	if at any time Dealer is unable, or reasonably determines that it is inadvisable, to hedge its obligations pursuant to this Transaction in the public market without registration under the Securities Act or as a result of any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer);

(ii)	the consummation of any transaction (other than any transaction described in clause (iii) below whether or not the proviso therein applies) the result of which is that any “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than Counterparty, its subsidiaries or the employee benefit plans of Counterparty or its subsidiaries, becomes the “beneficial owner” (as that term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of Counterparty’s capital stock that is entitled to vote generally in elections of Counterparty’s directors (“voting stock”);

(iii)	the consummation of (A) any recapitalization, reclassification or change of the Shares (other than changes resulting from a subdivision or combination) as a result of which all or substantially all of the Shares are converted into, or exchanged for, stock, other securities or other property or assets; (B) any binding share exchange, consolidation or merger of Counterparty pursuant to which the Shares will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all of the consolidated assets of Counterparty and its subsidiaries, taken as a whole, to any person other than one of Counterparty’s subsidiaries; provided, however, that a transaction in which the holders of more than 50% of all classes of common equity of Counterparty immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or any direct or indirect parent thereof immediately after the consummation of such transaction shall not be an Additional Termination Event;

(iv)	Counterparty’s stockholders approve any plan or proposal for liquidation or dissolution of Counterparty; or

(v)	the Shares (or other common stock or depositary shares or receipts in respect thereof) cease to be listed or quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or any other national securities exchange or automated quotation system (or any of their respective successors).

Notwithstanding any provision of paragraph 5(f)(ii) or (iii), however, an Additional Termination Event will not be deemed to have occurred if 90% of the consideration received or exchanged by common stockholders of Counterparty (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights), in connection with the transaction or transactions otherwise constituting the Additional Termination Event consists of shares of common stock or depositary shares or receipts in respect thereof traded on any of the New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or any other national securities exchange or automated quotation system (or any of their respective successors) or which will be so traded when issued or exchanged in connection with such transaction or transactions (“Publicly Traded Securities”) and as a result of such transaction or transactions the Convertible Notes (as defined in the Purchase Agreement) become convertible into cash, such Publicly Traded Securities or a combination of cash and such Publicly Traded Securities.

(g)	No Collateral. Notwithstanding any provision of this Confirmation, the Agreement, Equity Definitions or any other agreement between the parties to the contrary, the obligations of Counterparty under the Transaction are not secured by any collateral.

(h)	Netting and Setoff. Obligations under the Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties,

whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under the Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment; provided that both parties agree that subparagraph (ii) of Section 2(c) of the Agreement shall apply to the Transaction.

(i)	Alternative Calculations and Counterparty Payment on Early Termination and on Certain Extraordinary Events. If Counterparty owes Dealer any amount in connection with the Transaction (i) pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions (except in the case of an Extraordinary Event in which the consideration or proceeds to be paid to holders of Shares as a result of such event consists solely of cash) or (ii) pursuant to Section 6(d)(ii) of the Agreement (except in the case of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than (x) an Event of Default of the type described in Section 5(a)(iii), (v), (vi) or (vii) of the Agreement or (y) a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), (v) or (vi) of the Agreement that in the case of either (x) or (y) resulted from an event or events outside Counterparty’s control) (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 a.m. and 4:00 p.m. New York time on the Merger Date, Tender Offer Date, Announcement Date, Early Termination Date or other date the Transaction is cancelled or terminated, as applicable, where such notice shall include a representation and warranty from Counterparty that it is not, as of the date of the telephonic notice and the date of such written notice, aware of any “material non-public information” (within the meaning of Section 10(b) of the Exchange Act and the rules promulgated thereunder) concerning itself or the Shares (“Notice of Share Termination”). Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, the Tender Offer Date, Announcement Date, Early Termination Date or other date the Transaction is cancelled or terminated, as applicable:

Share Termination Alternative:	Applicable and means that Counterparty shall deliver to Dealer the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Counterparty at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default or Delisting, one Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer, as applicable. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other Applicable Provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Seller is the issuer of the Shares or any portion of the Share Termination Delivery Units) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”. If, in the reasonable judgment of Dealer, for any reason, any securities comprising the Share Termination Delivery Units deliverable pursuant to this paragraph 5(i) would not be immediately freely transferable by Dealer under Rule 144 under the Securities Act, then Dealer may elect to either (x) accept delivery of such securities notwithstanding any restriction on transfer or (y) have the provisions set forth in paragraph 5(j) below apply.

(j)

Registration/Private Placement Procedures. If, in the reasonable opinion of Dealer, following any delivery of Shares or Share Termination Delivery Units to Dealer hereunder, such Shares or Share Termination Delivery Units would be in the hands of Dealer subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such Shares or Share Termination Delivery Units pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Shares or Share Termination Delivery Units being “restricted securities”, as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such Shares or Share Termination Delivery Units) (such Shares or Share Termination Delivery Units, “Restricted Shares”), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) below at the election of Counterparty, unless waived by Dealer. Notwithstanding the foregoing, solely in respect of any Daily Number of Warrants exercised or deemed exercised on any Expiration Date, Counterparty shall elect, prior to the first

Settlement Date for the first Expiration Date, a Private Placement Settlement (as defined below) or Registered Settlement (as defined below) for all deliveries of Restricted Shares for all such Expiration Dates which election shall be applicable to all Settlement Dates for such Warrants and the procedures in clause (i) or clause (ii) below shall apply for all such delivered Restricted Shares on an aggregate basis commencing after the final Settlement Date for such Warrants. The Calculation Agent shall make reasonable adjustments to settlement terms and provisions under this Confirmation to reflect a single Private Placement or Registered Settlement for such aggregate Restricted Shares delivered hereunder.

(i)	If Counterparty elects to settle the Transaction pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Counterparty shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Dealer; provided that Counterparty may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Counterparty to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Restricted Shares by Dealer (or any such affiliate of Dealer). The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Restricted Shares by Dealer), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to Dealer. In the case of a Private Placement Settlement, Dealer shall determine the appropriate discount (in the case of settlement of Share Termination Delivery Units pursuant to paragraph 5(i) above) or any Settlement Price (in the case of settlement of Shares pursuant to Section 2 above) applicable to such Restricted Shares in a commercially reasonable manner and appropriately adjust the number of such Restricted Shares to be delivered to Dealer hereunder. Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Scheduled Trading Day following notice by Dealer to Counterparty, of such applicable discount and the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the date described in paragraph 5(i) (in the case of settlement of Share Termination Delivery Units) or on the Settlement Date (in the case of settlement in Shares pursuant to Section 2 above).

In the event Counterparty shall not have delivered the full number of Restricted Shares otherwise applicable as a result of the proviso above relating to the Maximum Amount, as defined below, (such deficit, the “Deficit Restricted Shares”), Counterparty shall be continually obligated to deliver, from time to time until the full number of Deficit Restricted Shares have been delivered pursuant to this paragraph, Restricted Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Counterparty or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (iii) Counterparty additionally authorizes any unissued Shares that are not reserved for other transactions. Counterparty shall immediately notify Dealer of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Restricted Shares to be delivered) and promptly deliver such Restricted Shares thereafter.

(ii)	If Counterparty elects to settle the Transaction pursuant to this clause (ii) (a “Registration Settlement”), then Counterparty shall promptly (but in any event no later than the beginning of the Resale Period (as defined below)) file and use its reasonable best efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to Dealer, to cover the resale of such Restricted Shares (and any Counterparty Make-whole Shares) in accordance with customary resale registration procedures, including covenants, conditions, representations, underwriting discounts (if applicable), commissions (if applicable), indemnities due diligence rights, opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements, all reasonably acceptable to Dealer. If Dealer, in its sole reasonable discretion, is not satisfied with such procedures and documentation Private Placement Settlement shall apply. If Dealer is satisfied with such procedures and documentation, it shall sell the Restricted Shares pursuant to such registration statement during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Restricted Shares (and any Counterparty Make-whole Shares) and ending on the earliest of (i) the Exchange Business Day on which Dealer completes the sale of all Restricted Shares or, in the case of settlement of Share Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales exceed the Payment Obligation (as defined above) and (ii) the date upon which all Restricted Shares have been sold or transferred pursuant to Rule 144 (or similar provisions then in force) or Rule 145(d)(1) or (2) (or any similar provision then in force) under the Securities Act.

(iii)	(A) If (ii) above is applicable and the Net Share Settlement Amount or the Payment Obligation, as applicable, exceeds the realized net proceeds from such resale, or if (i) above is applicable and the Freely Tradeable Value (as defined below) of the Net Share Settlement Amount or the Payment Obligation (in each case as adjusted pursuant to (i) above), as applicable, exceeds the realized net proceeds from such resale, Counterparty shall transfer to Dealer by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following the last day of the Resale Period the amount of such excess (the “Counterparty Additional Amount”), at Counterparty’s option, either in cash or in a number of Shares (“Counterparty Make-whole Shares”; provided that the aggregate number of Shares and Counterparty Make-whole Shares delivered shall not exceed the Maximum Amount) that, based on the Settlement Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Settlement Price), has a value equal to the Counterparty Additional Amount. Dealer shall use commercially reasonable efforts to promptly sell any Counterparty Make-whole Shares, and the Resale Period shall continue to enable the sale of such Counterparty Make-whole Shares. If Counterparty elects to pay the Counterparty Additional Amount in Counterparty Make-whole Shares, the requirements and provisions for either Private Placement Settlement or Registration Settlement shall apply to such payment. This provision shall be applied successively until the Counterparty Additional Amount is equal to zero.

(B) If (ii) above is applicable and the realized net proceeds from such resale (including the sale of any Counterparty Make-whole Shares) exceed the Net Share Settlement Amount or the Payment Obligation, as applicable, or if (i) above is applicable and the realized net proceeds from such resale (including the sale of any Counterparty Make-whole Shares) exceed the Freely Tradeable Value (as defined below) of the Net Share Settlement Amount or the Payment Obligation (in each case as adjusted pursuant to (i) above), as applicable, Dealer shall transfer to Counterparty the amount of such excess (the “Dealer Additional Amount”), at Counterparty’s option, either in cash or in a number of Shares (“Dealer Make-whole Shares”) that, based on the Settlement Price on the last day of the Resale Period (as if such day was the Valuation Date for purposes of computing such Settlement Price), has a value equal to the Dealer Additional Amount. The transfer of the Dealer Additional Amount shall be made (x) if in cash, by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following the last day of the Resale Period, and (y) if in Shares, one Settlement Cycle following the date Dealer is able, using commercially reasonable efforts, to purchase Dealer Make-whole Shares. This provision shall be applied successively until the Dealer Additional Amount is equal to zero.

“Freely Tradeable Value” means the value of the number of Shares delivered to Dealer which such Shares would have if they were freely tradeable (without prospectus delivery) upon receipt by Dealer, as determined by the Calculation Agent by commercially reasonable means.

(iv)	Without limiting the generality of the foregoing, Counterparty agrees that any Restricted Shares delivered to Dealer, as purchaser of such Restricted Shares, (A) may be transferred by and among Dealer and its affiliates and Counterparty shall effect such transfer without any further action by Dealer and (B) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after any settlement date for such Restricted Shares, Counterparty shall promptly remove, or cause the transfer agent for such Restricted Shares to remove, any legends referring to any such restrictions or requirements from such Restricted Shares upon delivery by Dealer (or such affiliate of Dealer) to Counterparty or such transfer agent of seller’s and broker’s representation letters customarily delivered by Dealer in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).

If the Private Placement Settlement or the Registration Settlement shall not be effected as set forth in clauses (i), (ii) or (iii), as applicable, then failure to effect such Private Placement Settlement or such Registration Settlement shall constitute an Event of Default with respect to which Counterparty shall be the Defaulting Party.

(k)	Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, Dealer may not exercise any Warrant hereunder, Automatic Exercise shall not apply with respect thereto, and no delivery hereunder (including pursuant to paragraphs 5(j), (m) or (n)) shall be made, to the extent (but only to the extent) that, the receipt of any Shares upon such exercise or delivery would result in the existence of an Excess Ownership Position. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the existence of an Excess Ownership Position. Subject to paragraph 5(c), if any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery and Dealer’s right to exercise a Warrant shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Scheduled Trading Day after, Dealer gives notice to Counterparty that, such exercise or delivery would not result in the existence of an Excess Ownership Position.

(l)	Share Deliveries. Counterparty acknowledges and agrees that, to the extent that Dealer is not then an affiliate, as such term is used in Rule 144 under the Securities Act, of Counterparty and has not been such an affiliate of Counterparty for 90 days (it being understood that Dealer shall not be considered such an affiliate of Counterparty solely by reason of its receipt of or right to receive Shares pursuant to this Transaction), and otherwise satisfies all holding period and other requirements of Rule 144 under the Securities Act applicable to it, any Shares or Share Termination Delivery Units delivered hereunder at any time after 1 year from the Premium Payment Date shall be eligible for resale under Rule 144 under the Securities Act, and Counterparty agrees to promptly remove, or cause the transfer agent for such Shares or Share Termination Delivery Units to remove, any legends referring to any restrictions on resale under the Securities Act from the certificates representing such Shares or Share Termination Delivery Units. Counterparty further agrees that with respect to any Shares or Share Termination Delivery Units delivered hereunder at any time after 6 months from the Premium Payment Date but prior to 1 year from the Premium Payment Date, to the extent that Counterparty then satisfies the current information requirement of Rule 144 under the Securities Act, Counterparty shall promptly remove, or cause the transfer agent for such Shares or Share Termination Delivery Units to remove, any legends referring to any such restrictions or requirements from the certificates representing such Shares or Share Termination Delivery Units upon delivery by Dealer to Counterparty or such transfer agent of customary seller’s and broker’s representation letters in connection with resales of such Shares or Share Termination Delivery Units pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer. Counterparty further agrees and acknowledges that Dealer shall run a holding period under Rule 144 under the Securities Act with respect to the Warrants and/or any Shares or Share Termination Delivery Units delivered hereunder notwithstanding the existence of any other transaction or transactions between Counterparty and Dealer relating to the Shares. Counterparty further agrees that Shares or Share Termination Delivery Units delivered hereunder prior to the date that is 6 months from the Premium Payment Date may be freely transferred by Dealer to its affiliates, and Counterparty shall effect such transfer without any further action by Dealer. Notwithstanding anything to the contrary herein, Counterparty agrees that any delivery of Shares or Share Termination Delivery Units shall be effected by book-entry transfer through the facilities of the Clearance System if, at the time of such delivery, the certificates representing such Shares or Share Termination Delivery Units would not contain any restrictive legend as described above. Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 under the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court changes after the Trade Date, including without limitation to lengthen or shorten the holding periods, the agreements of Counterparty herein shall be deemed modified to the extent necessary, in the opinion of outside counsel of Counterparty, to comply with Rule 144 under the Securities Act, including Rule 144, as in effect at the time of delivery of the relevant Shares or Share Termination Delivery Units.

(m)

Maximum Share Delivery. Notwithstanding any other provision of this Confirmation or the Agreement, in no event will Counterparty be required to deliver more than 4,885,578 Shares (the “Maximum Amount”) in the aggregate to Dealer in connection with the Transaction hereunder and after taking into account any Shares deliverable to Dealer under the Base Warrant Transaction dated February 29, 2012 between the parties hereto, subject to the provisions below regarding Deficit Shares and to adjustment from time to time in accordance with the provisions of this Confirmation or the Equity Definitions. Counterparty represents and warrants to Dealer (which representation and warranty shall be deemed to be repeated on each day that the Transaction is outstanding) that the Maximum Amount is equal to or less than the number of authorized but unissued Shares of Counterparty that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction) on the date of the determination of the Maximum Amount (such Shares, the “Available Shares”). In the event Counterparty shall not have delivered the full number of Shares otherwise due in connection with the Transaction as a result of the first sentence of this paragraph relating to the Maximum Amount (such deficit, the “Deficit Shares”), Counterparty shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Counterparty or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant delivery date become no longer so reserved and (iii) Counterparty additionally authorizes any unissued Shares that are not reserved for other transactions. Counterparty shall immediately notify Dealer of the occurrence of any of the foregoing events (including the aggregate number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Shares to be delivered) and promptly deliver of such aggregate number of Shares thereafter.

(n)	Tax Disclosure. Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

(o)	Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights with respect to the Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(p)	Securities Contract; Swap Agreement. The parties hereto agree and acknowledge that Dealer is one or more of a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” (as such term is defined in Section 741(8) of the Bankruptcy Code) or a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(q)	Right to Extend. Dealer may postpone any potential Expiration Date or postpone or extend any other date of valuation or delivery with respect to some or all of the relevant Warrants (in which event the Calculation Agent shall make appropriate adjustments to the Net Share Amount for such Expiration Date), if Dealer determines, in its reasonable discretion, that such postponement or extension is reasonably necessary or appropriate to (i) preserve Dealer’s or its affiliate’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock loan market or any other relevant market or (ii) enable Dealer or its affiliate to effect purchases or sales of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer or such affiliate were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer and/or such affiliate.

(r)	Effectiveness. If, prior to the Effective Date, Dealer reasonably determines that it is advisable to cancel the Transaction because of concerns that Dealer’s related hedging activities could be viewed as not complying with applicable securities laws, rules or regulations, the Transaction shall be cancelled and shall not become effective, and neither party shall have any obligation to the other party in respect of the Transaction.

(s)	Adjustments. For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent shall make such adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position.

(t)	Governing Law. The law of the State of New York (without reference to its choice of law doctrine other than Title 14 of the New York General Obligations Law).

(u)	Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

(v)	Additional ISDA Schedule Terms.

(i) “Specified Entity” means in relation to each of Dealer and Counterparty for purposes of Sections 5(a)(v), 5(a)(vi), 5(a)(vii) and 5(b)(v) of the Agreement, not applicable.

(ii) “Specified Transaction” will have the meaning specified in Section 14 of the Agreement.

(iii) The “Cross-Default” provisions of Section 5(a)(vi) of the Agreement will not apply to either party.

(iv) Automatic Early Termination. The “Automatic Early Termination” provision of Section 6(a) of the Agreement will not apply to Dealer and will not apply to Counterparty.

(v) “Termination Currency” means United States Dollars (“USD”).

(vi) Consent to Recording. Each party (i) consents to the monitoring or recording, at any time and from time to time, by the other party of any and all communications between officers or employees of the parties, (ii) waives any further notice of such monitoring or recording, and (iii) agrees to notify (and, if required by law, obtain the consent of) its officers and employees with respect to such monitoring or recording. Any such recording may be submitted in evidence to any court or in any Proceeding for the purpose of establishing any matters pertinent to this Transaction.

(vii) Severability. In the event any one or more of the provisions contained in this Confirmation or the Agreement shall be held illegal, invalid or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

(viii) Deduction or Withholding for Tax. So long as Counterparty is organized under the laws of the United States or any State thereof, the provisions of Section 2(d)(i)(4) of the Agreement shall not apply to the Transaction.

(ix) Part 2(b) of the ISDA Schedule – Payee Representation:

For the purpose of Section 3(f) of this Agreement, Counterparty makes the following representation to Dealer:

Counterparty is a corporation established under the laws of the State of Delaware and is a U.S. person (as that term is defined in Section 7701(a)(30) of the United States Internal Revenue Code of 1986, as amended).

For the purpose of Section 3(f) of this Agreement, Dealer makes the following representation to Counterparty:

(A) Each payment received or to be received by it in connection with this Agreement is effectively connected with its conduct of a trade or business within the United States; and

(B) It is a “foreign person” (as that term is used in Section 1.6041-4(a)(4) of the United States Treasury Regulations) for United States federal income tax purposes.

(x) Part 3(a) of the ISDA Schedule – Tax Forms:

Party Required to Deliver Document

	Form/Document/Certificate	Date by which to be Delivered
Counterparty	A complete and duly executed United States Internal Revenue Service Form W-9 (or successor thereto.)	(i) Upon execution and delivery of this Agreement; (ii) promptly upon reasonable demand by Dealer; and (iii) promptly upon learning that any such Form previously provided by Counterparty has become obsolete or incorrect.

Dealer	A complete and duly executed United States Internal Revenue Service Form W-8ECI (or successor thereto).	(i) Upon execution and delivery of this Agreement; (ii) promptly upon reasonable demand by Counterparty; and (iii) promptly upon learning that any such Form previously provided by Dealer has become obsolete or incorrect.

6. Account Details:

(a)	Account for payments to Counterparty:

Bank: JPMorgan Chase Bank, N.A.

Location: Lafayette, LA

ABA: 021000021

Acct: Stone Energy Corporation

Acct No.: 8700378593

SWIFT Code: CHASUS33

(b)	Account for payments to Dealer:

Bank: Barclays Bank plc NY

ABA# 026 00 2574

BIC: BARCUS33

Acct: 50038524

Beneficiary: BARCGB33

Ref: Barclays Bank plc London Equity Derivatives

Account for delivery of Shares to Dealer:

To be provided by Dealer.

7. Process Agent:

For purposes of Section 13(c) of the Agreement:

Counterparty appoints as its Process Agent: not applicable.

Dealer appoints as its Process Agent: Barclays Capital Inc. .

8. Offices:

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

The Office of Dealer for the Transaction is: Inapplicable, Dealer is not a Multibranch Party.

9. Notices:

For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

Stone Energy Corporation

625 East Kaliste Saloom Road

Lafayette, LA 70508

Attention: Kenneth H. Beer

Telephone No.: 337-237-0410

Facsimile No.: 337-521-2072; beerkh@stoneenergy.com

(b)	Address for notices or communications to Dealer:

Barclays Capital, Inc.

745 Seventh Ave.

New York, NY 10019

Attention: General Counsel

Telephone: (+1) 212-412-4000

Facsimile: (+1) 212-412-7519

with a copy to:

Barclays Capital Inc.

745 Seventh Ave.

New York, NY 10019

Attn:               Paul Robinson

Telephone:      (+1) 212-526-0111

Facsimile:       (+1) 917-522-0458

and

Barclays Bank PLC, 5 The North Colonnade

Canary Wharf, London E14 4BB

Facsimile: 44(20) 777 36461

Phone: 44(20) 777 36810

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

THE SECURITIES REPRESENTED BY THE CONFIRMATION HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER UNITED STATES FEDERAL OR STATE SECURITIES LAWS; SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF APPROPRIATE REGISTRATION UNDER SUCH SECURITIES LAWS OR EXCEPT IN A TRANSACTION EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF SUCH SECURITIES LAWS.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Dealer a facsimile of the fully-executed Confirmation to Dealer at (+1) 917-522-0458. Originals shall be provided for your execution upon your request.

Very truly yours,

BARCLAYS CAPITAL INC.
acting solely as Agent in connection with this Transaction

By:	/s/ Michael Sherman
Name: Michael Sherman
Title: Managing Director

Accepted and confirmed as of the Trade Date:

STONE ENERGY CORPORATION

By:	/s/ Kenneth H. Beer
Name:	Kenneth H. Beer
Title:	Executive Vice President & Chief Financial Officer

SCHEDULE A

For purposes of this Transaction, the following terms shall have the following values/meanings:

1.	Strike Price:	USD	55.9125.

2.	Premium:	USD	1,673,750.

3.	Final Disruption Date:		August 24, 2017.

Schedule A–1

SCHEDULE B

For each Component of the Transaction, the Number of Warrants and Expiration Date is set forth below.

Component Number	Number of Warrants	Expiration Date
1.	5,861	June 1, 2017
2.	5,861	June 2, 2017
3.	5,861	June 5, 2017
4.	5,861	June 6, 2017
5.	5,861	June 7, 2017
6.	5,861	June 8, 2017
7.	5,861	June 9, 2017
8.	5,861	June 12, 2017
9.	5,861	June 13, 2017
10.	5,861	June 14, 2017
11.	5,861	June 15, 2017
12.	5,861	June 16, 2017
13.	5,861	June 19, 2017
14.	5,861	June 20, 2017
15.	5,861	June 21, 2017
16.	5,861	June 22, 2017
17.	5,861	June 23, 2017
18.	5,861	June 26, 2017
19.	5,861	June 27, 2017
20.	5,861	June 28, 2017
21.	5,861	June 29, 2017
22.	5,861	June 30, 2017
23.	5,861	July 3, 2017
24.	5,861	July 5, 2017
25.	5,861	July 6, 2017
26.	5,861	July 7, 2017
27.	5,861	July 10, 2017
28.	5,861	July 11, 2017
29.	5,861	July 12, 2017
30.	5,861	July 13, 2017
31.	5,861	July 14, 2017
32.	5,861	July 17, 2017
33.	5,861	July 18, 2017
34.	5,861	July 19, 2017
35.	5,861	July 20, 2017
36.	5,861	July 21, 2017
37.	5,861	July 24, 2017
38.	5,861	July 25, 2017
39.	5,861	July 26, 2017
40.	5,861	July 27, 2017
41.	5,861	July 28, 2017
42.	5,861	July 31, 2017
43.	5,861	August 1, 2017
44.	5,861	August 2, 2017
45.	5,861	August 3, 2017
46.	5,861	August 4, 2017
47.	5,861	August 7, 2017
48.	5,861	August 8, 2017
49.	5,861	August 9, 2017
50.	5,872	August 10, 2017

Schedule B–1